EXHIBIT 21.1

List of Subsidiaries
Gray Television, Inc.
As of December 31, 2009

Name of Subsidiary	Jurisdiction of Incorporation

WVLT-TV, Inc.	Georgia
Gray Television Group, Inc.	Delaware
Gray Television Licensee, LLC	Nevada